PROSPECTUS Dated March 14, 2018 and	PRICING SUPPLEMENT NO. 5
PROSPECTUS SUPPLEMENT Dated March 14, 2019	Dated November 22, 2019
Registration Statement No. 333-223639
Filed Pursuant to Rule 424(b)(2)

€4,124,447,562

FORD MOTOR CREDIT COMPANY LLC

EURO MEDIUM-TERM NOTES
Due Nine Months or More from Date of Issue

A$150,000,000  3.683% Fixed Rate Notes due 2024

This Pricing Supplement and the related Prospectus and Prospectus Supplement have been prepared on the basis that any offer of Euro Medium-Term Notes in any Member State of the European Economic Area will be made pursuant to an exemption under the Prospectus Regulation from the requirement to publish a prospectus for offers of Euro Medium-Term Notes. The expression “Prospectus Regulation” means Regulation (EU) 2017/1129 (as amended or superseded).

This document constitutes the Pricing Supplement for the Euro Medium-Term Notes described herein. This document must be read in conjunction with the accompanying Prospectus and Prospectus Supplement. Full information on Ford Credit and the offer of the Notes is only available on the basis of the combination of this Pricing Supplement and the Prospectus and Prospectus Supplement. Copies of the Prospectus and Prospectus Supplement may be obtained at no cost, by writing or telephoning Ford Credit’s principal executive offices at the following address: Ford Motor Credit Company LLC, One American Road, Dearborn, MI 48126, Attn: Corporate Secretary, 1-800-426-2888. Ford Credit’s SEC filings also are available to you at the SEC’s web site at http://www.sec.gov.

The Euro Medium-Term Notes offered hereby will be Fixed Rate Notes and senior securities as more fully described in the accompanying Prospectus and Prospectus Supplement.

1.	Issuer:	Ford Motor Credit Company LLC
2.	Trade Date:	November 22, 2019
3.	Issue Date:	December 3, 2019 (T+6)
4.	Stated Maturity:	December 3, 2024
5.	Specified Currency:	Australian Dollars (A$)
6.	Principal Amount:	A$150,000,000
7.	Interest Rate:	3.683% Fixed Rate
8.	Yield to Maturity:	3.683%
9.	Price to Public:	100.000% plus accrued interest from the Issue Date
10.	All-in Price:	99.650%
11.	Net Proceeds (Before Expenses) to Issuer:	A$149,475,000
12.	Interest Payment Date:	Semi-annually on each June 3 and December 3, beginning June 3, 2020
13.	Regular Record Date:	The fifteenth day (whether or not a Business Day) next preceding the applicable Interest Payment Date

14.	Business Day:	New York City, London, Sydney
15.	Day Count Convention:	Actual/Actual (ICMA)
16.	Business Day Convention:	Following, unadjusted
17.	Minimum Denominations:

A$2,000 and integral multiples of A$2,000 for higher amounts (minimum total consideration per investor for Notes when sold in Australia will be A$500,000 (consistent with the exemption from the requirements for disclosure to investors under Parts 6D.2 or 7.9 of the Corporations Act unless another exemption applies) and A$200,000 when sold in the European Economic Area

18.	Stabilization Agent:	Deutsche Bank AG, London Branch
19.	ISIN:	XS2083139837
20.	Listing:	Ford Credit intends to apply to list the Notes on the New York Stock Exchange

21.	Plan of Distribution:	Name	Principal Amount Of Notes
		Australia and New Zealand Banking Group Limited	A$50,000,000
		Deutsche Bank AG, London Branch	50,000,000
		Westpac Banking Corporation	50,000,000
		Total	A$150,000,000

The above Agents have agreed to purchase the respective principal amount of Notes, opposite its name as principal, at a price of 99.650% plus accrued interest from December 3, 2019 if settlement occurs after that date.

22.       Other:

Settlement

It is expected that delivery of the Notes will be made against payment therefor on or about December 3, 2019, which will be the sixth business day following the date of pricing of the Notes (such settlement cycle being referred to herein as “T+6”). Under Rule 15c6-1 pursuant to the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes on the date of pricing or the next four succeeding business days will be required, by virtue of the fact that the Notes initially will settle in T+6, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of the Notes who wish to trade those Notes on the date of pricing should consult their own advisor.